Great-West Life & Annuity Insurance Company




FOR IMMEDIATE RELEASE

GREAT-WEST U.S. ANNOUNCES COMPLETION OF DEFERRABLE DEBENTURE OFFERING AND NOTICE OF REDEMPTION OF CAPITAL INCOME SECURITIES

GREENWOOD VILLAGE, Nov. 15, 2004 - GWL&A Financial Inc., the parent company of Great-West Life & Annuity Insurance Company, today announced that an affiliated limited partnership, Great-West Life & Annuity Insurance Capital, LP, has completed the issuance of $175 million of 6.625% Deferrable Debentures due in 2034. The Deferrable Debentures were issued to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Company also today announced that its affiliate, Great-West Life & Annuity Insurance Capital I, has issued a notice of redemption to holders of the $175 million of 7.25% Subordinated Capital Income Securities it issued in 1999. The Capital Income Securities are to be redeemed, in accordance with their terms, on December 16, 2004.

The Deferrable Debentures subject to the private placement are not registered under the Securities Act of 1933, as amended, or any state securities laws, and were offered only to qualified institutional investors in reliance on Rule 144A under the Securities Act. Unless so registered, the Deferrable Debentures may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Deferrable Debentures.

Great-West Life & Annuity Insurance Company, headquartered in metro-Denver, serves its customers through a full range of health care plans, life and disability insurance, annuities, and retirement savings products and services. It is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and a member of the Power Financial Corporation group of companies.


For more information contact:
Lisa Gigax
(303) 737-6290
lisa.Gigax@gwl.com